Exhibit 99.1

News Release

Contact:	Layne Christensen Company
Jerry W. Fanska
Senior Vice President-Finance
913-677-6858
www.laynechristensen.com
MONDAY, DECEMBER 8, 2008
LAYNE CHRISTENSEN ANNOUNCES CHANGE TO ITS BOARD OF DIRECTORS
Mission Woods, KS — December 8, 2008 — Layne Christensen Company (NASDAQ:LAYN) announced today that Donald A. Miller has decided not to stand for re-election at the Company’s next annual meeting of stockholders. Mr. Miller has served on the Board since December 1995 and is Chairman of the Audit Committee. Andrew B. Schmitt, President and CEO of Layne commented, “Don Miller has been, and continues to be, a major contributor to the growth and development of Layne. He is the primary reason for the ‘Christensen’ part of our name having been responsible for our merger with Christensen Boyles Corporation in 1995. For me personally, Don has been one of the most important individuals in my business career.”
In addition, Layne’s Board appointed Messrs. Robert R. Gilmore and Rene Robichaud to the Board of Directors effective January 1, 2009. Mr. Gilmore currently serves as a member of the board of directors and audit committee chairman of Eldorado Gold Corporation, Frontera Copper Corporation and Global Med Technologies. Mr. Gilmore will also serve as a member of Layne’s Audit Committee. Mr. Robichaud served as President and CEO of NS Group, Inc., a publicly-traded manufacturer of oil country tubular goods and line pipe serving the oil and gas industry, until 2006. Prior to that, he was managing director and co-head of global metals and mining for Salomon Smith Barney. Mr. Robichaud will also serve on Layne’s Compensation Committee.
Andrew B. Schmitt stated, “We are very pleased and fortunate to have candidates of Rene’s and Robert’s caliber serve on the Board of Directors and we are looking forward to working with both as they assume their new roles as Directors and committee members for Layne Christensen Company.”
Layne Christensen Company provides sophisticated services and related products for the water, mineral, construction and energy markets.